STOCK PURCHASE AGREEMENT

                         between

               CANAL INDUSTRIES, INC.
                    CHEMFIRST INC.

                       as Sellers

                         and

               TRIGEN ENERGY CORPORATION,

                        as Buyer

               Dated as of December 9, 1997

                    TABLE OF CONTENTS

                                                       Page

BACKGROUND STATEMENT ..........................................1
STATEMENT OF AGREEMENT ........................................1

                         ARTICLE
                    CERTAIN DEFINITIONS

1.1 Definitions ...............................................1

                         ARTICLE 2.
               SALE OF SHARES; PURCHASE PRICE

2.1 Sale of Shares ............................................5
2.2 Purchase Price ............................................6
2.3 Purchase Price Adjustment .................................6
2.4 Closing Balance Sheet .....................................6
    (a) Delivery of Closing Balance Sheets ....................6
    (b) Determination of the Purchase Price Adjustment ........6
2.5 Post-Closing Purchase Price Adjustment Payment ............7
2.6 Additional Payment for Customer Agreement .................7
2.7 Payment for Non-Competition Agreement .....................8
2.8 Plant Closing Contingency..................................8

                       ARTICLE 3.
                    OTHER AGREEMENTS

3.1 Access and Information; Confidentiality ...................8
3.2 Public Announcement .......................................9

                        ARTICLE 4.
                    CERTAIN COVENANTS

4.1 Conduct of Business .......................................9
4.2 Cooperation on Tax Matters ................................10
4.3 Filings ...................................................10
4.4 Consummation of Agreement .................................10
4.5 Transfer Taxes ............................................10

                         ARTICLE 5.
          REPRESENTATIONS AND WARRANTIES OF SELLERS

5.1. The Company Capital Stock ...............................11
5.2. Organization and Standing  ..............................11
5.3. Authorization; Enforceability ...........................11
5.4. No Violation ............................................12
5.5. Insurance................................................12
5.6. Liens and Encumbrances...................................12
5.7. Absence of Certain Changes...............................12
5.8. Financial Statements.....................................13
5.9. Real Property ...........................................13
5.10 Fixed Assets ............................................13
5.11 Intellectual Properties .................................13
5.12 Ownership of Assets .....................................14
5.13 Contracts ...............................................14
5.14 Litigation ..............................................14
5.15 Operations Conducted Lawfully ...........................14
5.16 Permits .................................................15
5.17 Environmental Matters ...................................15
5.18 Taxes ...................................................15
5.19 Labor Relations .........................................16
5.20 Employee Plans ..........................................16

                         ARTICLE 6.
          REPRESENTATIONS AND WARRANTIES OF BUYER

6.1 Organization and Standing of Buyer .......................17
6.2 No Violation .............................................17
6.3 Enforceability ...........................................18
6.4 No Litigation ............................................18

                         ARTICLE 7.
                    CONDITIONS PRECEDENT

7.1 Conditions to Obligations of Both Parties ................18
7.2 Conditions to Obligation of Buyer ........................18
7.3 Conditions to Obligation of Sellers ......................19

                         ARTICLE 8.
                         THE CLOSING

8.1 Closing ..................................................20
8.2 Deliveries at Closing ................................... 20

                         ARTICLE 9.
                         TERMINATION

9.1 Termination ..............................................21
9.2 Effect of Termination ....................................21

                         ARTICLE 10.
                         INDEMNIFICATION

10.1 Indemnification by Sellers ..............................22
10.2 Indemnification by Buyer ................................22
10.3 Procedure ...............................................23
10.4 Nature and Survival of Representations and Warranties
     and Certain Liabilities .................................24
10.5 Several Indemnity by Sellers ............................24

                         ARTICLE 11.
                    GENERAL PROVISIONS

11.1. Expenses .............................................  24
11.2. Brokerage ............................................. 25
11.3. Notices ..............................................  25
11.4. Further Assurances .................................... 26
11.5. Resolution of Disputes ................................ 26
11.6. Assignment; Successors In Interest .................... 27
11.7. Construction .......................................... 27
11.8. Counterparts .......................................... 27
11.9. Definition of Knowledge ..............................  27
11.10 Severability .......................................... 27
11.11 Obligations of the Company ............................ 27
11.12 Entire Agreement .......................................28
11.13 Amendment; Waiver ......................................28
11.14 Headings ...............................................28

                         EXHIBITS

Exhibit A        Form of Sellers' Counsel Opinion
Exhibit B        Form of Buyer's Counsel Opinion
Exhibit C        Non-Competition Agreement


                         SCHEDULES

Schedule 1.1      Permitted Exceptions
Schedule 2.4      Sample Working Capital Computation
Schedule 2.6      Sludge Service and Steam Sales Agreement and Projections
Schedule 5.4      Violations and Conflicts
Schedule 5.5      Schedule of Insurance
Schedule 5.7      Certain Changes
Schedule 5.9      Real Property
Schedule 5.10     Fixed Assets
Schedule 5.11     Intellectual Property
Schedule 5.13     Material Contracts
Schedule 5.14     Litigation
Schedule 5.15     Violations of Law
Schedule 5.16     Permits
Schedule 5.17     Environmental Matters
Schedule 5.18     Taxes
Schedule 5.19     Labor Relations
Schedule 5.20     Employee Plans

                    STOCK PURCHASE AGREEMENT

THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made as of the 9th day of December, 1997, between CANAL INDUSTRIES, INC., a South Carolina corporation ("Canal"), and CHEMFIRST INC., a Mississippi corporation ("ChemFirst") (Canal and ChemFirst are referred to herein together as "Sellers" and individually as a "Seller"), and TRIGEN ENERGY CORPORATION, a Delaware corporation ("Buyer").

                    BACKGROUND STATEMENT

Sellers own all of the issued outstanding capital stock of Power Sources, Inc., a North Carolina corporation (the "Company"). Buyer intends to acquire the Company by purchasing all of its capital stock from the Sellers.

                    STATEMENT OF AGREEMENT

The parties hereto, in consideration of the mutual promises set forth below, the mutuality and sufficiency of which are hereby acknowledged, hereby agree as follows:

                         ARTICLE 1.

                      CERTAIN DEFINITIONS

1.1  Definitions.

"Adjusted Purchase Price" shall have the meaning specified in Section 2.3 of this Agreement.

"Affiliate" shall have the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934, as amended from time to time.

"Base Purchase Price" shall have the meaning specified in Section 2.2 of this Agreement.

"Business Day" shall mean any day which is not a Saturday, Sunday, or other day on which banks in the State of North Carolina are authorized or required to close.

"Buyer Losses" shall have the meaning specified in Section 10.1 of this Agreement.

"CERCLA" means the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. Sections 9601 et seq.

"Claim" shall have the meaning specified in Section 10.3(a) of this Agreement.

"Closing" shall have the meaning specified in Section 8.1 of this Agreement.

"Closing Date" shall have the meaning specified in Section 8.1 of this Agreement.

"Code" shall mean the Internal Revenue Code of 1986, as amended from time to time, and any regulations or published rulings promulgated or issued thereunder.

"Company" shall mean Power Sources, Inc.

"Company Employee Plan" shall mean any Employee Plan that the Company maintains or contributes to or is required to contribute to or in which it otherwise participates.

"Contracts" shall mean all contracts, understandings, commitments or agreements, whether oral or written, to which the Company is a party.

"EEOC" shall have the meaning specified in Section 5.19 of this Agreement.

"ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended.

"Effective Time" shall have the meaning specified in Section 8.1 of this Agreement

"Employee Plan" shall mean any employee benefit plan or arrangement, including without limitation any health or medical, dental, vision, drug, life insurance, death benefit, accident, disability, sick, vacation, cafeteria, flex, 125, scholarship, educational assistance, dependent care, legal assistance, supplemental unemployment insurance, training, apprenticeship, employee loan, relocation, fringe benefit, VEBA, pension, retirement, deferred compensation, profit-sharing, 401(k), bonus, incentive, stock option, stock purchase, stock appreciation, stock bonus or grant, insurance, welfare, severance, change of control, parachute, compensation or any other employee benefit plan, program, policy, contract or arrangement, whether formal or informal, oral or written, qualified or unqualified or funded or unfunded.

"Environmental Claims" means administrative, regulatory or judicial actions, suits, demands, claims, liens and notices of noncompliance or violation relating to an Environmental Law by governmental or regulatory authorities, or by private third parties.

"Environmental Law" means any applicable federal, state or local statute, law, rule, regulation, ordinance, permit or order relating to the protection of ambient air, surface water, ground water, land surface or subsurface strata, or generation, use, release, containment by, treatment, storage, disposal or other handling of any Hazardous Materials (as defined herein), or otherwise relating to health or safety, including without limitation CERCLA; the Toxic Substances Control Act, as amended, 15 U.S.C. Sections 2601 et seq.; the Clean Air Act, as amended, 42 U.S.C. Sections 7401 et seq.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Sections 1251 et seq.; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. Sections 6901 et seq.; and any similar state or local law.

"Financial Statements" shall have the meaning specified in Section 5.8 of this Agreement.

"Formula" shall have the meaning specified in Section 2.6 of this Agreement.

"GAAP" shall mean generally accepted accounting principles, as in effect from time to time in the United States.

"Governmental Entity" shall mean any federal, state or local government and any court, arbitral tribunal, administrative agency or commission or other governmental or regulatory authority or agency, and any other body exercising or entitled to exercise any administrative, executive, judicial, legislative, or regulatory function pertaining to government.

"Hazardous Materials" means those materials defined as hazardous substances under CERCLA, together with any chemicals, materials, substances or items in any form, whether solid, liquid, gaseous, semi-solid, or any combination thereof, whether waste materials, raw materials, finished products, by-products, or any other materials or articles, which are regulated by, or form the basis of liability under any Environmental Laws, including any hazardous waste, toxic waste, industrial waste, special waste, solid waste, extremely hazardous waste, restricted hazardous waste, hazardous substance, toxic substance, pollutant, hazardous air pollutant, contaminant, asbestos, polychlorinated biphenals, petroleum or petroleum products (including petroleum-derived substances, waste, or breakdown or decomposition products thereof, or any fraction thereof), coal (including coal derived substances, waste, or breakdown of decomposition products thereof), natural gas (including any natural gas-derived substances, waste or breakdown or decomposition products thereof, or any fraction thereof, any radioactive substances.

"HSR Act" shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

"Improperly" means done in a manner that poses a currently recognized serious threat to human health, safety or the environment.

"Income Taxes" shall mean all Taxes based upon income, including without limitation income Taxes, franchise Taxes based upon income and any Taxes paid in lieu of (or because they are greater than) any of the foregoing.

"Indemnitee" shall have the meaning specified in Section 10.3(a) of this Agreement.

"Indemnitor" shall have the meaning specified in Section 10.3(a) of this Agreement.

"Intellectual Property" shall mean all patents, copyrights, trademarks, service marks, trade secrets and other intellectual property owned or used by the Company.

"Leases" shall mean all of the leases of the Real Property of the Company identified as "leased" on Schedule 5.9.

"Losses" shall have the meaning specified in Section 10.1 of this Agreement.

"Material Adverse Effect" shall mean any effect that is or is reasonably expected to be materially adverse to the condition (financial or otherwise), results of operations, business or properties of the Company, taken as a whole.

"Material Contract" shall have the meaning specified in Section 5.13 of this Agreement.

"Multiemployer Plan" shall mean a multiemployer plan as defined in section 4001(a)(3) of ERISA.

"Non-Competition Payment" shall have the meaning specified in Section 2.7 of this Agreement.

"Owned Real Property" shall mean the Real Property identified as "owned" on
Schedule 5.9.

"Permit" shall have the meaning specified in Section 5.16 of this Agreement.

"Permitted Exceptions" shall mean (i) liens for taxes not then delinquent; (ii) workmen's, repairmen's or other similar liens imposed by law arising or incurred in the ordinary course of business with respect to obligations that are not overdue; (iii) laws, ordinances and governmental regulations (excluding any violations thereof) regulating the use or occupancy of the Real Property or the character, dimensions or locations of the improvements thereon, (iv) any matter that would be disclosed by a current, accurate inspection and survey of the Real Property that does not materially interfere with the continued use of any portion of the Real Property for the purposes for which they have been used by the Company, (v) any easement, restriction, exception, condition, covenant or other encumbrance that does not materially interfere with the continued use of any portion of the Real Property for the purposes for which they have been used by the Company; and (vi) the liens and exceptions set forth on Schedule 1. 1, or otherwise approved in writing by Buyer.

"Person" shall mean any individual, company, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, labor union, or other entity or Governmental Entity.

"Projections" shall have the meaning specified in Section 2.6 of this Agreement.

"Real Property" shall mean the real property specified in Schedule 5.9, and the structures, improvements, buildings and facilities located thereon.

"Seller Losses" shall have the meaning specified in Section 10.2 of this Agreement.

"Shares" shall have the meaning specified in Section 5.1 of this Agreement.

"Signing Date" shall mean the date set forth on the front cover of this Agreement.

"Software" shall mean:

 (i) every computer software program that the Company uses in connection with the operation of its business, including without limitation computer software programs purchased or licensed from third parties, but excluding any computer software program used to provide financial or other data to Sellers; and

 (ii) every computer software program that the Company has designed or created or is in the process of designing or creating, including without limitation any modifications, enhancements and derivative works of any of the computer software programs described above;

That portion of the Software that is owned by any Person other than the Company is referred to herein as the "Third-Party Software."

"Tax" shall mean any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not, imposed by any United States federal, state, local or foreign taxing authority.

"Tax Return" shall mean any return, declaration, report, claim for refund, information return, statement, or other similar document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereto.

"Third Party Claim" shall have the meaning specified in Section 10.3(b) of this Agreement.

"Third-Party Software," shall have the meaning specified under the definition of the term "Software."

"Trigen Letter" shall have the meaning specified in Section 8.2(b) of this Agreement.

"Working Capital" shall mean, with respect to the Company, the difference between (i) current assets and (ii) current liabilities as of the Closing Date, determined in accordance with GAAP, but adjusted as described in Schedule 2.4, which is attached as an example Working Capital computation as of June 30, 1997 (which includes the Company's debt obligations to NationsBank in current liabilities).

                         ARTICLE 2.

                    SALE OF SHARES; PURCHASE PRICE

2.1 Sale of Shares. Subject to the terms contained in this Agreement, at the Closing Buyer agrees to buy from Sellers, and Sellers agree to sell and transfer to Buyer, the Shares.

2.2 Purchase Price. In consideration of the transfer to Buyer of the Shares and subject to the terms and conditions of this Agreement, Buyer shall pay to Sellers an amount equal to Twenty Two Million Eight Hundred Sixty Five Thousand One Hundred Seventy One Dollars ($22,865,171) (the "Base Purchase Price"), subject to the Purchase Price Adjustment to be made pursuant to Section 2.3 below. The Base Purchase Price shall be paid in equal portions to the Sellers, and shall be paid by Buyer on the Closing Date by wire transfer of immediately available funds to such account or accounts as Sellers shall designate in writing not later than one Business Day in advance thereof.

2.3 Purchase Price Adjustment. The Base Purchase Price shall be adjusted as follows (such adjustment being referred to herein as the "Purchase Price Adjustment"):

     (a) The Base Purchase Price shall be increased by the dollar amount, if any, by which Working Capital as determined from the Closing Balance Sheet is greater than $(6,528,751) (i.e., negative $6,528,75 1); and

     (b) The Base Purchase Price shall be decreased by the dollar amount, if any, by which Working Capital as determined from the Closing Balance Sheet is less than $(6,528,75 1).

The Base Purchase Price as adjusted by the Purchase Price Adjustment shall be referred to herein as the "Adjusted Purchase Price."

2.4  Closing Balance Sheet.

     (a) Delivery of Closing Balance Sheets. Within 45 days after the Closing Date, Sellers shall cause to be prepared and shall deliver to Buyer the balance sheet of the Company (the "Closing Balance Sheet") as of the end of business on the Closing Date. The Closing Balance Sheet shall be prepared in accordance with GAAP on a basis consistent with the Company's consolidated balance sheet as of June 30, 1997. Based on the Closing Balance Sheet, the Sellers shall compute the Working Capital as of the Closing Date and the Purchase Price Adjustment and attach a certificate to the Closing Balance Sheet setting forth its calculation of the Working Capital as of the Closing Date and the Purchase Price Adjustment.

     (b) Determination of the Purchase Price Adjustment. If Buyer does not accept the Closing Balance Sheet prepared by Sellers or the Sellers' computation of Working Capital or the Purchase Price Adjustment, Buyer shall give written notice to Sellers within ten (10) days after receipt thereof. The notice shall set forth in detail the basis for Buyer's objections. If Buyer and Sellers are unable to resolve the disagreement within thirty (30) days after delivery of Buyer's written notice, the parties shall engage Arthur Andersen & Co. or another mutually agreeable independent "big six" certified public accounting firm to resolve the issues. The accounting firm shall compute Working Capital and the Purchase Price Adjustment in accordance with this Agreement and shall not have the power to alter, modify, amend, add to or subtract from any term or provision of this Agreement. The decision of the accounting firm shall be rendered within twenty (20) days of the engagement and shall be binding on the parties. Buyer on the one hand, and Sellers on the other, each shall pay one-half of the cost of the accounting firm. At 5:00 p.m. Charlotte, North Carolina time on the 10th day after receipt thereof, Buyer shall be deemed to have accepted the Closing Balance Sheet, the Working Capital as of the Closing Date and the Purchase Price Adjustment as proposed by Sellers if Buyer has not by then given Sellers timely written notice of objection.

2.5 Post-Closing Purchase Price Adjustment Payment. Within three (3) Business Days after the final determination of the Purchase Price Adjustment, an amount shall be payable, by wire transfer in immediately available funds to an account or accounts designated by Sellers or Buyer (as applicable), as follows: (i) if the Base Purchase Price is to be increased by the Purchase Price Adjustment pursuant to Section 23(a), Buyer shall pay to Sellers the amount of such increase; and (ii) if the Base Purchase Price is to be decreased by the Purchase Price Adjustment pursuant to Section 23(b), the Sellers shall pay to Buyer the amount of such decrease. Any payments required to be paid pursuant to this
Section 2.5 shall be paid by or to the Sellers in equal portions and shall be made by wire transfer to such account or accounts as the Buyer or Sellers, as the case may be, shall designate not less than one (1) Business Day in advance of the day any such payment is due. Interest shall accrue on all amounts due under this Section 2.5 not paid when due at the per annum prime rate of interest announced from time to time by NationsBank, N.A. (or, if such bank discontinues its practice of announcing its prime rate, such other institution approved by Sellers and Buyer) as its prime rate of interest, as in effect from time to time, such interest to be calculated based on the actual number of days elapsed from the date such amount becomes due and owing until paid in full and based on a 365-day year. In the event any of the parties to this Agreement shall bring action to enforce the payment provisions of this Section 2.5, the prevailing party shall be entitled to recover its reasonable attorney's fees incurred in such action from the unsuccessful party.

2.6 Additional Payment for Customer Agreement. As of the Signing Date, the Company has been negotiating with Gilman Paper Company ("Customer") the terms of a Sludge Service and Steam Sales Agreement, pursuant to which the Company would sell steam to Customer. The most recent draft of the proposed Sludge Service and Steam Sales Agreement with Customer is attached hereto as Schedule 2.6(a) (the "Draft Agreement"). The Company's projections (the "Projections") for the capital cost of the proposed agreement and the revenues, earnings and EBITDA from the proposed agreement are attached hereto as Schedule 2.6(b).

If, on or before the date that is six months after the Closing Date, the Buyer or the Company enters into an agreement with the Customer for the types of products and services described in the Draft Agreement, the Buyer will pay Six Million Dollars ($6,000,000) to Sellers, as additional purchase price for the Shares. Such additional purchase price is derived from the following formula (the "Formula"): 6.04 times the projected EBITDA from the proposed agreement, less the capital cost of the proposed agreement, in each case, as shown on
Schedule 2.6. If, prior to the Closing, the Company enters into an agreement with the Customer, and if the terms of such agreement differ from those of the Draft Agreement, then the Projections will be changed to reflect such differences, the EBITDA and capital cost numbers will be revised accordingly, and the additional purchase price payment will be changed to equal the product of the Formula, using such revised EBITDA and capital cost numbers. Such payment shall be made by wire transfer on the later of the Closing Date or the date 10 business days after the execution and delivery of such agreement.

If an agreement with the Customer is entered into, but if, as of the second anniversary of the Closing Date, the Company has not, despite its reasonable efforts to do so, obtained all material permits from Government Entities necessary to allow the construction and operation of the boiler facility by the Company pursuant to the agreement with Customer, then Sellers shall refund to the Buyer the sum of Three Million Dollars ($3,000,000), together with 7% interest thereon per annum. Any such refund made pursuant to this Section shall be considered reduction to the purchase price for the Shares, and such amounts will be paid in equal amounts by each of the Sellers. Upon payment by Buyer of the additional purchase price with respect to the agreement with Customer, the Sellers will cause to be issued a letter of credit to the Buyer to secure their refund obligations to the Buyer under this paragraph.

2.7 Payment for Non-Competition Agreement. In consideration of the Sellers entering into the Non-Competition Agreements referred to in Section 8.2(a)(vi), Buyer shall pay to the Sellers an amount specified in the Non-Competition Agreement referred to in Section 8.2(a)(vi). The Non-Competition Payment shall be paid by the Buyer on the Closing Date by wire transfer of immediately available funds to such account or accounts as Sellers shall designate in writing not later than one Business Day in advance thereof.

2.8 Plant Closing Contingency. The Company sells steam to Sara Lee Corporation ("Sara Lee") pursuant to three steam sale agreements (the "Sara Lee Agreements") with respect to Sara Lee's facilities in (i) Eden, North Carolina, (ii) Forest City, North Carolina and (iii) Ware Shoals, South Carolina (the "Sara Lee Plants"). If, on or before the first anniversary of the Closing Date, two of the three Sara Lee Agreements have terminated on account of the closing of the Sara Lee Plants to which steam is provided pursuant to such agreements, then the Sellers will refund to the Buyer the sum of Three Million Dollars ($3,000,000), together with 7% interest per annum thereon. If such contingency has not occurred as of the first anniversary of the Closing Date, but if, on or before the second anniversary of the Closing Date, two of the three Sara Lee Agreements have terminated on account of the closing of the Sara Lee Plants to which steam is provided pursuant to such agreements, then the Sellers will refund to the Buyer the sum of One Million Five Hundred Thousand Dollars ($1,500,000), together with 7% interest per annum thereon. Any such refunds made pursuant to this section shall be considered reduction to the purchase price for the Shares, and such amounts shall be paid in equal amounts by each of the Sellers. At Closing, the Sellers will cause to be issued a letter of credit to the Buyer to secure their refund obligations to the Buyer under this Section 2.8.

                         ARTICLE 3.

                      OTHER AGREEMENTS

3.1 Access and Information; Confidentiality.

From the Signing Date until the Closing Date:

     (a) Sellers will cause the Company to give to Buyer and its representatives full access during normal business hours to the Company's employees, properties, books, records, contracts and commitments and will furnish all such information and documents relating to the properties and business of the Company as Buyer may reasonably request; provided, however, (i) that such investigation by Buyer shall be conducted in such a manner as not to unreasonably interfere with the normal operation of the business of the Company and (ii) that no sampling of any of the leased Real Property shall be done without the written consent of the owner of such property.

     (b) The confidentiality agreement between the Buyer and the Company will remain in effect.

     (c) If Buyer so requests, the Company will arrange for joint visits by the Buyer and the Company to the Company's customers, but such visits must be completed not later than 2 weeks after the Signing Date. Buyer will not otherwise contact or attempt to contact any customers or clients of the Company, or any of its employees or Affiliates, without the express written consent of the Company.

3.2 Public Announcement. Buyer and Sellers agree that neither party shall make any public announcement or issue any press release concerning the transactions contemplated hereby without prior agreement with the other party, except as a party may determine in good faith is required by law, in which case the party making such announcement or release shall use reasonable efforts to permit the other party to review such announcement or release in advance to the extent that compliance with applicable law is not prejudiced.

                         ARTICLE 4.

                        CERTAIN COVENANTS

4.1 Conduct of Business. Except as otherwise contemplated by the terms of this Agreement or with the prior written consent of Buyer, from the Signing Date until the Closing, Sellers will cause the Company to: (a) not enter into any material contract or agreement other than in the ordinary course of business or terminable upon not more than thirty (30) days' prior notice; (b) not amend, modify or waive any material provision of any existing material contract or agreement other than in the ordinary course of business; (c) not mortgage, pledge, sell or transfer any of its assets, except in the ordinary course of business; (d) conduct the business only in the ordinary course (including with respect to the payment of accounts payable and the collection of accounts receivable) and in substantially the same manner as heretofore conducted; (e) maintain and keep its properties and equipment in reasonable and normal working order and condition, except for ordinary wear and tear; (f) keep in full force and effect insurance comparable in amount and scope of coverage to that now maintained; (g) perform its obligations under all contracts and agreements in all material respects; (h) use its reasonable efforts to maintain and preserve its business organizations, retain its present employees and maintain its relationships with suppliers, customers and others having business dealings with it; (i) maintain its books of account and records in the usual and regular manner and not make any material changes in its accounting practices; (j) comply in all material respects with applicable laws and regulations; (k) except for changes in compensation in the ordinary course of business and other than with respect to those Employee Plans referred to in clauses (i) through (iv) of
Section 11.1, not make any change in any Employee Plan or compensation to any officers, directors or employees or adopt any new Employee Plan; (l)not amend its articles of incorporation or bylaws (m) not redeem or otherwise acquire any shares of its capital stock or issue any capital stock or any option, warrant or right relating thereto; (n) not merge or consolidate with, or purchase a substantial portion of the assets of, any Person, or otherwise acquire any material assets, except in the ordinary course of business consistent with past practice; (o) not take any action that would, to the Company's knowledge, make any of the representations or warranties of Seller contained in this Agreement to be untrue or incorrect or would result in any of the conditions set forth in this Agreement not being satisfied; and (p) not agree, whether in writing or otherwise, to do any of the foregoing.

4.2 Cooperation on Tax Matters. The parties hereto shall cooperate with each other, as and to the extent reasonably requested, in connection with the filing of Tax Returns and any audit, litigation or other proceeding with respect to Taxes.

4.3 Filings. Buyer and Sellers will make or cause to be made all such filings and submissions under applicable laws and regulations as may be required for the consummation of the transactions contemplated hereunder, including without limitation any filings required under the HSR Act, which shall be filed no later than December 25, 1997. Buyer and Sellers will cooperate and coordinate with one another in connection with any such filings or submissions.

4.4 Consummation of Agreement. Buyer and Sellers will use their reasonable efforts to perform or fulfill all conditions and obligations to be performed or fulfilled by each of them under this Agreement so that the transactions contemplated hereby shall be consummated. In addition, subject to the terms and conditions of this Agreement, each of the parties hereto will use all reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the transactions contemplated hereby. Except for events that are the subject of specific provisions of this Agreement, if any event should occur, either within or outside the control of Buyer or Sellers, that could materially delay or prevent fulfillment of the conditions upon the obligations of any party hereto to consummate the transactions contemplated by this Agreement, Buyer or Sellers, as applicable, will notify the other of such event and each of them will use reasonable, diligent and good faith efforts to cure or minimize the same as expeditiously as possible.

4.5 Transfer Taxes. The Sellers shall pay when due any transfer Taxes incurred in connection with the transfer of the Shares under Section 2.1. The Sellers shall prepare and file, at their own expense, all Tax Returns necessary for such transfer Taxes.

                         ARTICLE 5.

               REPRESENTATIONS AND WARRANTIES OF SELLERS

Sellers represent and warrant to Buyer as follows:

5.1  Capital Stock.

     (a) The authorized capital stock of the Company consists solely of 100 shares of common stock, $1.00 par value per share, of which 100 shares are outstanding; all of such outstanding shares (the "Shares") are owned directly, in equal amounts, by Sellers. All of the Shares have been duly authorized and validly issued and are fully paid and non-assessable, and free of any mortgage, pledge, security interest, encumbrance, lien, claim or charge of any kind or right of others of whatever nature, preemptive rights, or other restrictions (other than those restrictions set forth in the Stock Purchase Agreement dated December 31, 1989 among Canal Service Group, Inc., a South Carolina corporation, Canal Industries, Inc., a South Carolina corporation, and First Mississippi Corporation, a Mississippi corporation, which restrictions shall have been removed as of closing), with respect thereto. There are no securities outstanding that are convertible into or exercisable or exchangeable for shares of capital stock of the Company, and there are no outstanding options, rights, contracts, warrants, subscriptions, conversion rights, or other agreements or commitments (i) pursuant to which the Company may be required to purchase, redeem, issue or sell any shares of its capital stock, or (ii) in any way relating to the issuance or voting of the capital stock of the Company.

     (b) Except as set forth in this Section 5.1, the Company (i) is not a party to any partnership, joint venture or other similar agreement, (ii) has no subsidiaries and (iii) does not hold equity securities in any other Person.

5.2  Organization and Standing.

     (a) Each Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation and has all corporate power and authority necessary to own the Shares and to enter into this Agreement and to perform its obligations hereunder.

     (b) The Company is a corporation duly organized, validly existing and in good standing under the laws of North Carolina and has all corporate power and authority necessary to own, operate or lease the properties and assets owned, operated or leased by it and to conduct its business as it is presently conducted. The Company is duly licensed or qualified to do business and is in good standing as a foreign corporation in all states in which it conducts business as a foreign corporation, except where failure to be so qualified would not have a Material Adverse Effect.

5.3 Authorization; Enforceability. This Agreement and the agreements and instruments contemplated by or delivered in connection with this Agreement to which a Seller or the Company is a party or a signatory have been duly authorized, executed and delivered by the Seller or the Company, as the case may be, and constitute the legal, valid and binding obligation of the Seller or the Company, as the case may be, enforceable in accordance with their terms. All necessary corporate proceedings of the Sellers and the Company have been taken to authorize this Agreement and the agreements contemplated by this Agreement and all transactions contemplated hereby and thereby.

5.4 No Violation. The execution and delivery by Sellers of this Agreement does not, and the consummation by Sellers of the transactions contemplated hereby will not (i) violate or conflict with any provision of the certificate of incorporation or bylaws of Sellers or the Company, (ii) except as set forth on
Schedule 5.4, violate or conflict with, or result (with the giving of notice or lapse of time or both) in a violation of or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, agreement or other instrument or obligation to which Sellers or the Company is a party or by which any of their assets may be bound, except for such violations or defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained or which, individually or in the aggregate, would not have a Material Adverse Effect, or (iii) violate any order, writ, injunction, decree, statute, rule or regulation applicable to a Seller or the Company, or any of their respective assets except for such violations that individually or in the aggregate would not have a Material Adverse Effect.

5.5 Insurance. Schedule 5.5 accurately lists all policies of insurance covering the assets and operations of the Company as of the Signing Date, and for each indicates the insurer's name, policy number, expiration date and amount and type of coverage. All such policies are in full force and effect and neither the Company, nor, to the knowledge of the Company, any other party thereto is in breach or default under any such policies (and no event has occurred which, with the giving of notice or the passage of time, or both, would constitute a breach or default). No written notice of termination of any such policy has been received by the Company.

5.6 Liens and Encumbrances. Except for Permitted Exceptions, at the time of Closing, none of the assets of the Company will be subject to any liens or encumbrances of any nature arising out of transactions entered into, or any state of facts existing, prior to or on the Closing Date.

5.7 Absence of Certain Changes. Except as reflected on the Financial Statements or as set forth on Schedule 5.7, since June 30, 1997, there has not been: (a) any material adverse change in the financial condition (financial or otherwise), results of operations, business or properties of the Company; (b) any material loss or damage (whether or not covered by insurance) to any assets of the Company, which materially adversely affects or impairs the ability of the Company to conduct its business in the ordinary course; (c) any mortgage or pledge of any of the assets of the Company; (d) any contract or agreement entered into by the Company other than in the ordinary course of business; (e) any increase in the rate or terms of compensation payable to the Company's employees, except increases occurring in accordance with the Company's customary practices, or any modifications in Company Employee Plans; or (f) any loss or termination of any customer contracts representing billings in excess of $100,000 during the 12-month period prior to loss or termination.

5.8 Financial Statements. Sellers have delivered to Buyer true and complete copies of the audited income statements, statements of cash flow and balance sheets for the Company for each of the two fiscal years ended June 30, 1996 and June 30, 1997 (the "Annual Statements"), and the unaudited statement for the three months ended September 30, 1997 (the "Interim Statements," and, together with the Annual Statements, the "Financial Statements"). The Financial Statements have been prepared from the books and records of the Company, fairly present in all material respects the financial position and results of operations of the Company as of the dates thereof and for the periods presented thereby, and have been prepared in accordance with GAAP as consistently applied, subject, in the case of the Interim Statements, to normal year-end adjustments.

5.9 Real Property. Schedule 5.9 sets forth a complete and accurate list of all real property and improvements that the Company owns or leases. No act or event has occurred which, with notice or lapse of time or both, would constitute a default on the part of the Company or, to the knowledge of the Company, on the part of any other person, under any of the Leases, and the consummation of the transactions described in this Agreement will not create or cause a default under any of the Leases. Except for Permitted Exceptions, the Company's interest in the Leases and Owned Real Property is not subject to any liens or encumbrances arising by, through or under Company.

5.10 Fixed Assets. Schedule 5.10(a) sets forth a complete and accurate list of each item of equipment and other fixed assets of the Company as of November 30, 1997 that has an original cost in excess of $10,000. Except as set forth on
Schedule 5.10(b), all material items of such assets have been adequately maintained and are in normal operating condition (with the exception of normal wear and tear).

5.11 Intellectual Property.

     (a) Schedule 5.11(a) separately lists (i) all registered trademarks, service marks and copyrights owned or used by the Company (together with any applications therefor), and (ii) all non-registered trademarks, service marks, trade names and service names used by the Company.

     (b) Except as set forth on Schedule 5.11(b), the Company owns or has the right to use all Intellectual Property that is material for the operation of its business.

     (c) All Third-Party Software that the Company uses and that is material to the operation of its business as now conducted (except for standard, prepackaged commercially available Third-Party Software) is listed in Schedule 5.11(c). The Company has perpetual licenses to use all Third-Party Software material to the operation of its business as now conducted.

     (d) No claims have been asserted during the past three years by any Person against the use by the Company, or challenging or questioning the validity or effectiveness, of any of the Intellectual Property, or any agreement relating thereto to which the Company is a party.

5.12 Ownership of Assets. The Company owns, leases or has the right to use all assets currently used in the conduct of its business on the Signing Date.

5.13 Contracts. Schedule 5.13 sets forth a complete list of all the contracts and agreements of the Company as of the Signing Date (each, a "Material Contract" and collectively, the "Material Contracts") of the following: (i) customer contracts, including any of those that provide for the sale of steam or other energy products, or the performance of services; (ii) employment agreements, consulting agreements, severance agreements and termination agreements (other than Employee Plans listed on Schedule 5.20), in each case, providing for the payment of money by the Company; (iii) agreements having a term of 12 months or more and providing for the payment by the Company of more than $20,000; (iv) fuel supply agreements; (v) contracts entered into other than in the ordinary course of business; and (vi) loan agreements, guaranties, mortgages, indentures and security agreements to which the Company is a party; in each case with respect to clauses (i) through (vi), other than any of the Leases listed on Schedule 5.9. Sellers have caused the Company to make available to Buyer true and accurate copies (or, as to oral Contracts, accurate written summaries) of all Material Contracts, together with all amendments, modifications and supplements thereof and waivers and consents thereunder. Except as set forth on Schedule 5.13, neither the Company nor, to the knowledge of the Company, any other party is in default in connection with any Material Contract; no act or event has occurred which, with notice or lapse of time or both, would constitute a default under any Material Contract with respect to the Company or, to the knowledge of the Company, any other party; there is no basis for any claim or default under any Material Contract with respect to the Company or, to the knowledge of the Company, any other party; there is no outstanding notice of cancellation or termination in connection with any Material Contract; and each Material Contract is the valid and binding agreement of the Company and, to the knowledge of the Company, of each other party thereto, which is in full force and effect in accordance with its terms and will not be affected by, or, except as described on Schedule 5.4, require the consent of any other party to, the transactions contemplated by this Agreement.

5.14 Litigation. Except as described on Schedule 5.14, there is no litigation, action, claim, proceeding or governmental investigation pending or, to the knowledge of the Company, threatened against Sellers or the Company or affecting any of the property or assets of the Company (i) that could have a Material Adverse Effect on the Company, or (ii) which may affect a Seller's or the Company's ability to perform its obligations under this Agreement. Schedule
5.14 lists each claim, action, suit, inquiry, proceeding or investigation by or before any Governmental Entity involving the Company, that involves a claim for money damages in excess of $10,000 or that enjoins or seeks to enjoin any activity by the Company or that would interfere in the manner in which the Company has operated its business.

5.15 Operations Conducted Lawfully. Except as set forth on Schedule 5.15, for the three (3) years preceding the Closing Date, the Company has, to its knowledge, conducted its operations in accordance with applicable federal, state and local laws, statutes, rules, administrative regulations and ordinances except for infractions and violations that individually or in the aggregate would not have a Material Adverse Effect, and the Company has not received any written notice to the contrary. Any matter disclosed on Schedule 5.15 has, to the Company's knowledge, been resolved to the satisfaction of the Governmental Entity having jurisdiction of the matter, or if not, is so noted on Schedule 5.15.

5.16 Permits. Except as set forth on Schedule 5.16, to the Company's knowledge, the Company is in compliance with all licenses, permits, variances, exemptions, orders, approvals and other authorizations of all Governmental Entities as are necessary for the conduct of its business as currently conducted, the lack of which would render legally impermissible the transactions contemplated by this Agreement or would reasonably be expected to have a Material Adverse Effect (collectively, the "Permits"). To the Company's knowledge, the Company has filed with the proper authorities all statements, reports, information, and forms required by all applicable laws and has maintained in full force and effect all Permits necessary for the conduct of its business, and no revocation or limitation thereof is pending or threatened.

5.17 Environmental Matters.

     (a) Except as disclosed in Schedule 5.17, to the Company's knowledge, Hazardous Materials have not at any time, in material amounts, been generated, used, treated, released or stored, in each case, illegally or Improperly, on any Real Property by the Company.

     (b) Except as disclosed in Schedule 5.17, to the Company's knowledge, the Company is in material compliance with all applicable Environmental Laws.

     (c) Except as disclosed in Schedule 5.17, to the Company's knowledge, there are no material pending or threatened Environmental Claims against the Company.

     (d) Except as disclosed in Schedule 5.17, to the Company's knowledge, there are no facts or circumstances, conditions or occurrences on any Real Property or otherwise that are expected by the Company to lead to an Environmental Claim against the Company.

5.18 Taxes. Except as disclosed on Schedule 5.18, (a) the Company has timely filed all Tax Returns required to be filed by it with respect to Taxes for any period ending on or before the Signing Date, taking into account any extension of time to file granted to it; (b) all Taxes shown to be due and payable on each such Tax Return have been paid; and (c) each such Tax Return has been prepared properly in accordance with the requirements of applicable law in all material respects. The amounts recorded on the Financial Statements for taxes are sufficient in all material respects for payment of all accrued and unpaid Taxes for the periods then ended and all prior periods. Except as set forth in
Schedule 5.18, the Company is not the beneficiary of any extension of time within which to file any Tax Return, and, to the Company's knowledge, no claim as been made by any Governmental Entity in a jurisdiction where the Company does not file Tax Returns that the Company is or may be subject to taxation by that jurisdiction. There are no existing security interests on any of the Company's assets that arose in connection with any failure or alleged failure by the Company to pay Taxes. All Taxes which the Company is or was required by law to withhold or collect with respect to its business, including sales, unemployment and payroll taxes, have been duly withheld and collected and paid over to the proper Governmental Entity or held by the Company in separate bank accounts for such payment. The Company has not granted an extension of the status of limitations on assessments of any Taxes. To the Company's knowledge, there are no audits or examinations in progress by any Governmental Entity with respect to the Company. Except as disclosed on Schedule 5.18, the Company has not received any notice from any Governmental Entity of additional Taxes owed, adjustments being considered or audits to be commenced. There are no agreements or understandings between the Company and any Governmental Entity, whether oral or written, with respect to the payment of any Taxes or any matter required or permitted to be included or excluded from any Tax Return. All tax-sharing agreements involving the Company have been terminated and will be of no future effect following the Closing.

5 19 Labor Relations. Except as set forth on Schedule 5.19, (i) to the Company's knowledge the Company is in compliance in all material respects with all federal and state laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not engaged in any unfair labor or unfair employment practice, (ii) as of the Signing Date, (A) there is no unlawful employment practice discrimination charge against the Company pending before the Equal Employment Opportunity Commission ("EEOC") or any EEOC recognized state "referral agency," (B) there is no unfair labor practice charge or complaint against the Company pending before the National Labor Relations Board ("NLRB"), (C) there is no labor strike, dispute, slowdown or stoppage actually pending or, to the knowledge of the Company, threatened against or affecting the Company (D) no labor organization or group of employees of the Company has made a pending demand for recognition or certification, and there are no representation or certification proceedings presently pending or, to the knowledge of the Company, threatened to be brought or filed with the NLRB or any other labor relations tribunal or authority, (E) no grievance or arbitration proceeding against the Company pending and no written claim therefor exists, (iii) there is no collective bargaining agreement that is binding on the Company, and (iv) within the most recent preceding 90 day period, the Company has not implemented any "plant closing" or "mass layoff" of employees as those terms are defined in the Worker Adjustment Retraining and Notification Act of 1988, as amended, or any similar state or local law or regulation, and no layoffs that could implicate such laws or regulations will be implemented before the Closing Date.

5.20 Employee Plans.

     (a) Schedule of Plans. Schedule 5.20(a) sets forth a list of each Employee Plan (i) in which any employee of the Company participates or (ii) under which any employee of the Company has accrued, and remains entitled to, a benefit and, in each case, that is currently maintained (or to which contributions currently are being made or required to be made) by the Company. The Company does not participate in or contribute to, and has never participated in or contributed to, any Multiemployer Plan or any "employee pension benefit plan" as defined in Section 3(2) Of ERISA that is subject to Title IV Of ERISA. The Company has no liabilities (other than incurred in the ordinary course of business) for unpaid compensation or fringe benefits (including without limitation accrued sick leave or vacation pay) as of the Closing Date that are not disclosed on Schedule 5.20(a). Except as required by Part 6, Subtitle B, Title I of ERISA and except as set forth on Schedule 5.20(a), no Company Employee Plan that is a welfare plan (as such term is defined in ERISA) provides for health or death benefit coverage to any individual for events occurring or expenses incurred after termination of employment and no promise has been made nor any liability incurred by the Company for post-retirement or post-termination-of-employment health or death benefits or other benefits.

     (b) Qualification. Except as set forth on Schedule 5.20(b), each Company Employee Plan that is an "employee pension benefit plan" within the meaning of section 3(2) of ERISA that is intended to satisfy the requirements of sections 401(a) and 501 of the Code has received a favorable determination letter from the Internal Revenue Service to the effect that it is qualified under sections 401(a) and 501 of the Code. The Company has furnished to Buyer with respect to each Company Employee Plan currently maintained a copy of the most recent annual report on Form 5500, each plan, program and policy document (including amendments) or the like, the trust agreements and/or insurance contracts or documents setting forth any other funding arrangement, the administration contracts, the most recent "summary plan description" and any subsequent "summaries of material modifications" (both as required by ERISA), and each most recent Internal Revenue Service determination letter.

     (c) Compliance. The Company has complied in all material respects with all of its obligations under each of the Company Employee Plans and all provisions of ERISA, the Code and any and all other laws, regulations, rulings, releases and other official pronouncements applicable to the Company Employee Plans. There are no pending or, to the Company's knowledge, threatened claims by or on behalf of any Company Employee Plan, by any employee or beneficiary covered under any Company Employee Plan, or otherwise involving any Company Employee Plan (other than routine claims for benefits).

                         ARTICLE 6.

               REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Sellers as of the Signing Date and as of the Closing as follows:

6.1 Organization and Standing of Buyer. Buyer is a corporation duly organized, validly existing, and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to enter into this Agreement and perform its obligations hereunder.

6.2 No Violation. The execution and delivery of this Agreement do not and the consummation by Buyer of the transactions contemplated hereby do not and will not (i) violate or conflict with any provision of the articles of incorporation or the bylaws of Buyer, (ii) violate or conflict with, or result (with the giving of notice or lapse of time or both) in a violation of or constitute a default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, license, agreement of other instrument or obligation to which Buyer is a party or by which any of its assets may be bound, except for such violations or defaults (or rights of termination, cancellation or acceleration) as to which requisite waivers or consents have been obtained, or (iii) violate any order, writ, injunction, decree, statue, rule or regulation applicable to Buyer or any of its assets.

6.3 Enforceability. This Agreement and the agreements and instruments contemplated by this Agreement to which Buyer is a party or a signatory have been duly authorized, executed and delivered by Buyer and constitute the legal, valid and binding obligations of Buyer enforceable in accordance with their terms. All necessary corporate proceedings of Buyer have been taken to authorize this Agreement and the agreements contemplated by this Agreement and all transactions contemplated hereby and thereby.

6.4 No Litigation. There is no litigation, action, claim, proceeding, or governmental investigation pending or to Buyer's knowledge threatened against Buyer which may affect Buyer's ability to perform its obligations hereunder or under any agreement or instruments contemplated by this Agreement and, to the knowledge of Buyer, there is no basis for any such action.

                         ARTICLE 7.

                    CONDITIONS PRECEDENT

7.1 Conditions to Obligations of Both Parties. The respective obligations of each party under this Agreement to consummate the transactions contemplated under this Agreement are subject to the satisfaction at or prior to the Closing of the condition that all filings required by any Person under the HSR Act with respect thereto shall have been made, all applicable waiting periods with respect thereto shall have expired or been terminated, and no action shall have been taken or threatened by the United States Department of Justice or Federal Trade Commission challenging or seeking to enjoin the transactions contemplated under this Agreement.

7.2 Conditions to Obligations of Buyer. The obligations of Buyer under this Agreement to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or waiver), at or prior to the Closing of the following conditions, each of which may be waived in whole or in part by Buyer in its sole discretion:

     (a) Representations, Performance. The representations and warranties of Sellers contained herein, considered collectively, shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except (i) representations expressly made as of a particular date, and (ii) as modified by transactions permitted by this Agreement. Seller shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. Sellers shall have delivered to Buyer a certificate, dated the Closing Date, to the effect set forth above in this Section 7.2(a).

     (b) Opinion of Counsel. Buyer shall have received a favorable opinion, addressed to Buyer and dated the Closing Date, of counsel to Sellers, in substantially the form attached hereto as Exhibit A.

     (c) Consents. All consents and estoppel certificates by the parties to all Material Contracts and which would otherwise be in default as a result of the transactions contemplated by this Agreement shall have been obtained, other than any consents or estoppel certificates where the failure to obtain such consents or estoppel certificates has been waived by the Buyer in writing.

     (d) No Change in Law. During the period from and including the Signing Date to and including the Closing Date, no statute, rule, or regulation shall have been enacted, entered or promulgated by any Governmental Entity that prohibits or restricts the consummation of the transactions contemplated hereby, other than those that would not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

     (e) No Proceeding or Litigation. No claim, action, suit, arbitration, investigation or other formal proceeding shall be pending or threatened by or before any Governmental Entity on or before the Closing which seeks to (i) enjoin, restrain or prohibit the transactions contemplated herein, (ii) impose limitations on the ability of Buyer to conduct the business operated by the Company or exercise full rights of ownership of the Shares or (iii) require the divestiture by Buyer or its Affiliates of any of the assets of the Company or any other assets of Buyer or its Affiliates by reason of this Agreement.

     (f) Authorizations, Orders, Approvals. Buyer shall have received, each in form and substance satisfactory to Buyer in its reasonable judgment, all authorizations, consents, orders, and approvals of all Governmental Entities and officials which Buyer in its reasonable judgment deems necessary for the consummation of the transactions contemplated by this Agreement, including consents and approvals necessary in order to transfer any Permits, including permits from the Environmental Protection Agency and the state environmental protection agency of North Carolina, South Carolina, Tennessee, and Mississippi, necessary in order to enable Buyer to operate the business after Closing in the same manner as it is currently conducted.

     (g) No Material Adverse Effect. There shall have occurred no Material Adverse Effect.

7.3 Conditions to Obligation of Sellers. The obligations of Sellers under this Agreement to consummate the transactions contemplated by this Agreement are subject to the fulfillment (or waiver), at or prior to the Closing of the following conditions, each of which may be waived in whole or in part by the Sellers in their sole discretion:

     (a) Representations, Performance. The representations and warranties of Buyer contained herein, considered collectively, shall be true and correct in all material respects on and as of the Closing Date with the same effect as though made on and as of the Closing Date, except as modified by transactions permitted by this Agreement. Buyer shall have duly performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing. Buyer shall have delivered to Sellers a certificate of Buyer, dated the Closing Date, to the effect set forth above in this Section 7.3(a).

     (b) Opinion of Counsel. Sellers shall have received a favorable opinion, addressed to Sellers and dated the Closing Date, of counsel to Buyer, in substantially the form attached hereto as Exhibit B.

     (c) No Proceeding or Litigation. No injunction or order of any court or administrative agency of competent jurisdiction shall be in effect and no actions by any public or Governmental Entity seeking any such injunction or order shall be pending as of the Closing Date that restrains or prohibits the purchase and sale of the Shares or any other action to be taken in connection herewith.

                         ARTICLE 8.

                         THE CLOSING

8.1 Closing. The consummation of the transaction contemplated by this Agreement (the "Closing") shall take place at the offices of Robinson, Bradshaw & Hinson, P.A., on the later of (a) January 15, 1998 and (b) the fifth Business Day after the satisfaction or waiver of all conditions and obligations of the parties set forth in Article 7 of this Agreement, or at such other time and place as mutually agreed to by the parties (hereinafter referred to as the "Closing Date"). The transaction is to be effective as of 11:59 p.m. Charlotte, North Carolina time on the Closing Date (the "Effective Time").

8.2  Deliveries at Closing.

     (a) Deliveries by Sellers. At or prior to the Closing, Sellers shall deliver to Buyer the following:

          (i) Stock certificates evidencing the Shares duly endorsed in blank, or accompanied by stock powers duly endorsed in blank, in proper form for transfer.

          (ii) Corporate certificates of existence for the Company issued by the Secretary of State (or similar applicable offices) of its jurisdiction of incorporation.

          (iii) A certificate of the secretary of the Company certifying and attaching copies of the Company's certificate of incorporation and bylaws and certifying that the requisite corporate action has been taken to approve this Agreement and the transactions contemplated hereby.

          (iv) Stock book, stock ledger, minute book and corporate seal of the Company.

          (v) The written resignations of the directors of the Company effective as of the Closing Date.

          (vi) The Non-Competition Agreement for the Sellers, in the form attached hereto as Exhibit C.

          (vii) Such other documents, certificates and items reasonably requested by Buyer to consummate the transactions contemplated hereby and effect the transfer of the Shares as provided herein.

     (b) Deliveries by Buyer . Upon Sellers' tender of delivery of the foregoing at the Closing, Buyer shall deliver to Sellers the following:

          (i) Payment by wire transfer to Sellers of (A) the Base Purchase Price set forth in Section 2.2, less the $460,000 good faith deposit made by Buyer to the Sellers pursuant to the Letter dated November 24, 1997 from the Buyer to the Sellers (the "Trigen Letter") and (B) the Non-Competition Payment set forth in Section 2.7.

          (ii) A corporate certificate of existence for Buyer issued by the Secretary of State of the State of Delaware.

          (iii) Such other documents, certificates and items reasonably requested by Buyer to consummate the transactions contemplated hereby.

                         ARTICLE 9.

                         TERMINATION

9.1  Termination. This Agreement may be terminated at any time prior to the
Closing:

     (a)  by mutual written consent of Buyer and Sellers; or

     (b) by Buyer by written notice to Sellers if there shall have been a material breach of any of the covenants or agreements of Sellers hereunder that cannot be or has not been cured within 30 days (but not later than February 28, 1998) after written notice to Sellers or if any of the conditions set forth in
Section 7.1 hereof shall not have been fulfilled on or prior to February 28, 1998, or shall have become incapable of fulfillment, and shall not have been waived by Buyer; or

     (c) by Sellers by written notice to Buyer if there shall have been a material breach of any of the covenants or agreements of Buyer hereunder that cannot be or has not been cured within 30 days (but not later than February 28, 1998) after written notice to Buyer or if any of the conditions set forth in
Section 7.2 hereof shall not have been fulfilled on or prior to December 31, 1997, or shall have become incapable of fulfillment, and shall not have been waived by Sellers.

If this Agreement is terminated in accordance with the foregoing provisions, all further obligations of the parties hereunder shall terminate, except that the obligations contained in Sections 3.1(b) and (c), and Section 9.2 and the Trigen Letter shall survive.

9.2 Effect of Termination. In the event of a termination contemplated hereby by any party pursuant to Section 9.1, the transactions contemplated hereby shall be abandoned without further action by any party hereto, and there shall be no obligation of or liability to any party hereto (other than the Sellers' rights with respect to the "good faith deposit" pursuant to the Trigen Letter), or their respective shareholders, directors, officers, employees, representatives or agents, unless such termination was the result of an intentional breach of any representation, warranty, covenant or other provision in this Agreement, or an intentional act or omission that resulted in any representation, warranty, covenant or other provision in this Agreement to be breached, in which case the party who breached the representation, warranty, covenant or other provision shall be liable at law or in equity to the other party for the violation or breach of this Agreement.

                         ARTICLE 10.

                         INDEMNIFICATION

10.1 Indemnification by Sellers. Sellers and their successors in interest, severally and not jointly, shall reimburse, indemnify and hold harmless Buyer and the Company as provided in this Article 10, at all times on and after the Signing Date, against and in respect of any and all claims, causes of action, suits, proceedings, demands, assessments, awards, penalties, judgments, losses, damages, costs, expenses (including reasonable attorney's and consultants fees), and liabilities whatsoever (individually a "Loss" and collectively "Losses") arising out of, related to, resulting from or based upon any of the following:

     (i) any breach or non-fulfillment of any of the covenants or agreements of Sellers or, for any period prior to the Effective Time, the Company, contained in or made pursuant to this Agreement;

     (ii) any inaccuracy or breach of any of the representations and warranties of Sellers that are contained in this Agreement, or in any certificate furnished to Buyer hereunder (all Losses arising under this Section 10.1 are collectively referred to herein as "Buyer Losses");

provided, however, that Sellers shall not be required to indemnify Buyer or the Company under this Article 10 in respect of any Buyer Losses based on a breach of a representation or warranty until the aggregate amount of all such Buyer Losses exceeds $250,000, whereupon Sellers shall be required to indemnify Buyer and the Company in respect of such Buyer Losses to the extent (but only to the extent) Losses in respect of such Buyer Losses exceed $250,000; provided, that this threshold limitation shall not apply to Buyer Losses resulting from any breach of representations and warranties contained in Sections 5.1(a) and 5.12 or resulting from any breach or nonfulfillment of the Sellers' obligations under Sections 2.6, 2.8 and 11.1. Any provision in this Agreement to the contrary notwithstanding, Sellers' liability for Buyer Losses under this Article 10 shall be limited to an aggregate amount of $5,000,000.

10.2 Indemnification by Buyer. Buyer and its successors in interest shall, and shall cause the Company and its successors in interest to, indemnify and hold Sellers and their respective successors and assigns, at all times on and after the Signing Date, harmless from and against and in respect of any and all Losses arising out of, related to, resulting from or based upon either of the following: (i) any breach or non-fulfillment of any of the covenants or agreements of Buyer or, for any period after the Effective Time, the Company, contained in or made pursuant to this Agreement and (ii) any inaccuracy or breach of any of the representations or warranties of Buyer that are contained in this Agreement or in any certificate or other instrument furnished to Sellers hereunder (all Losses arising under this Section 10.2 are collectively referred to herein as "Seller Losses"); provided, however, that Buyer shall not be required to indemnify Sellers under this Article 10 in respect of any Seller Losses based on a breach of a representation or warranty until the aggregate amount of all such Seller Losses exceeds $250,000, whereupon Buyer shall be required to indemnify Sellers in respect of such Seller Losses to the extent (but only to the extent) Losses in respect of such Buyer Claims exceed $250,000; provided, that this threshold limitation shall not apply to Seller Losses resulting from any nonfulfillment of the Buyer's obligations under Section 2.7. Any provision in this Agreement to the contrary notwithstanding, Buyer's liability for Seller Losses under this Article 10 shall be limited to an aggregate amount of $5,000,000.

10.3 Procedure.

     (a) Notice. Promptly after receipt by a party or parties seeking indemnification under this Article 10 ("Indemnitee") of notice of any loss, claim, liability or expense to which the indemnification obligations hereunder would apply, taking into account the thresholds contained in the provisos to
Section 10.1 and Section 10.2 above (a "Claim"), the Indemnitee shall give notice thereof in writing to the other party or parties ("Indemnitor") of the facts that are the basis of the Claim. The amount of the Claim as set forth in the notice shall be based upon the Indemnitee's good faith estimate of the maximum exposure to Indemnitee (including, but not limited to, attorneys' and other professionals' fees) presented under the circumstances of the Claim; provided, however, that the amount set forth in the notice of Claim shall not limit Indemnitee's rights to indemnification under this Article 10 if the ultimate Loss to Indemnitee shall exceed the amount set forth in the notice of Claim.

     (b) Third Party Claims. If any Claim is based upon an asserted liability or obligation to a person or entity that is not a party to this Agreement (a "Third Party Claim"), Indemnitor shall have the right to defend or settle such Third Party Claim (provided that the Indemnitor acknowledges in writing its obligations to indemnify the Indemnitee pursuant to the terms of this Article 10 against any Losses that may result from such Third Party Claim) and Indemnitee shall have the right to participate in such defense or any settlement negotiations. If any Claim is not a Third Party Claim, such Claim shall be satisfied as provided in subsection (c). Notwithstanding the foregoing, Indemnitor may not settle any Third Party Claim without the consent of Indemnitee, which consent shall not be unreasonably withheld or delayed (it being acknowledged and agreed that Indemnitee may withhold its consent if, among other things, a proposed settlement (i) would not include as an unconditional term thereof a release of Indemnitee from all liability in respect of such Claim or (ii) involves any relief other than the payment by Indemnitor of money damages).

     (c) Satisfaction of Non-Third Party Claims. Indemnitee shall be entitled to satisfaction of any Loss related to a Claim that is not a Third Party Claim within 10 days. If Indemnitor disputes the amount of a Claim that is not a Third Party Claim, (i) Indemnitor and Indemnitee shall each consider the possibility of using, but shall not be required to use, an alternative dispute resolution mechanism and (ii) Indemnitor and Indemnitee shall be free to pursue any and all rights they may otherwise have.

10.4 Nature and Survival of Representations and Warranties and Certain Liabilities.

     (a) The representations, warranties, covenants, indemnities and agreements of the parties contained herein or in any instrument or document delivered or to be delivered pursuant to this Agreement shall survive the Closing, but (i) all claims for any losses or damage arising from the transactions contemplated by this Agreement shall be made pursuant to, and subject to the limitations of, this Article 10, and (ii) except as provided in Subsection 10.4(b), the parties' indemnification obligations pursuant to this Article 10 shall terminate on the day that is 18 months following the Closing Date, except with respect to (i) Losses related to Claims for which notice has been given, on or before such day, pursuant to Section 10.3 and (ii) the Sellers' obligations under Sections 2.6,
2.8 and 11.1.

     (b) The Sellers' indemnification obligations with respect to breaches of the representations and warranties contained in Section 5.18 shall terminate upon the expiration of statutes of limitation applicable to assessments of Taxes by Governmental Entities with respect to each period prior to the Closing Date, except for Losses related to Claims for which notice has been given on or prior to such date, pursuant to Section 10.3

10.5 Several Indemnity by Sellers. Each Seller shall be responsible for 50% of any Losses for which Buyer is entitled to indemnity pursuant to this Agreement.

                         ARTICLE 11.

                    GENERAL PROVISIONS

11.1 Expenses. Buyer on one hand, and Sellers on the other, shall pay their own expenses and costs incurred in connection with the negotiation and consummation of this Agreement and the transactions contemplated hereby. Without limiting the foregoing, Sellers shall (i) pay, or reimburse the Company for, amounts due to Company employees pursuant to the retention bonus and severance arrangements,
(ii) pay, or reimburse the Company for, the amounts due to Gerald W. Caughman, Dennis C. Williams and Ralph D. Smith pursuant to the Performance Unit Agreements, (iii) pay, or reimburse the Company for, the "make-whole" promise for the three transferred employees referred to under the heading of "Other Miscellaneous Employee Plans" in Schedule 5.20, and (iv) pay, or reimburse the Company for, any amounts paid by it for investment banker's fees and legal fees incurred in connection with the sale of the Shares to the Buyer. For purposes of the Purchase Price Adjustment, no liabilities for any of the foregoing Sellers' expenses will be included in the calculation of Working Capital.

11.2 Brokerage. Except for the fees and expenses payable to Ewing Monroe & Company, which fees and expenses will be paid by Sellers, there are no broker's or finder's fees for commissions payable to any person as a result of this Agreement or the transactions contemplated hereby. Sellers agree that they will defend, indemnify and hold Buyer harmless from and against any and all damages, liabilities and expenses, including reasonable attorneys' fees, which may be incurred by Buyer as a result of any claims asserted against Buyer by any broker or other person on the basis of any arrangement made or alleged to have been made by Sellers or the Company. Buyer agrees that it will defend, indemnify and hold Sellers harmless from any and all damages, losses, liabilities and expenses, including reasonable attorneys' fees, which may be incurred by Sellers as a result of any claims asserted against Sellers by any broker or other person on the basis of any arrangements or agreements made or alleged to have been made by Buyer.

11.3 Notices. All notices, requests, demands, and other communications hereunder shall be in writing, and shall be deemed to have been duly given if delivered in person, sent by overnight courier service (with all fees prepaid) or mailed by registered or certified mail, return receipt requested (with postage prepaid), as follows:

     Notices to Buyer:   Trigen Energy Corporation
                         One Water Street
                         White Plains, New York 10601
                         Attention: Eugene Murphy, General Counsel

     Notices to Sellers: Canal Industries, Inc.
                         2431 Highway 501
                         Conway, South Carolina 29526
                         Attention: Chief Executive Officer

                         ChemFirst Inc.
                         700 North Street
                         Jackson, Mississippi 39202
                         Attention: Chief Financial Officer

     with a copy to:     Robinson, Bradshaw & Hinson, P.A.
                         101 North Tryon Street, Suite 1900
                         Charlotte, North Carolina 28246
                         Attention: Robert G. Griffin

Any such notice, request, demand or other communication shall be deemed to given if delivered in person, on the date delivered or, if sent by overnight courier service or mailed by registered or certified mail, on the date sent or mailed as evidenced by the date of the bill of lading or postmark, as the case may be; and shall be deemed received if delivered in person, on the date of personal delivery; if sent by overnight courier service, on the first business day after the date sent, or if by registered or certified mail on the date of delivery or attempted delivery as indicated by the return receipt. Any such notice, request, demand or other communication shall be given to such other representative or at such other address as a party to this Agreement may furnish to the other parties in writing pursuant to this Section 11.3.

11.4 Further Assurances. Each of Sellers and Buyer will, from time to time after the Closing, at Buyer's or Sellers' request, as the case may be, execute, acknowledge and deliver or will cause to be executed, acknowledged and delivered, all such additional documents and will take all such further action as may be reasonably required by Buyer or Sellers, as the case may be, in order to consummate the transactions contemplated by this Agreement and to convey and confirm the benefits intended by this Agreement and will provide such information after the Closing as Buyer or Seller, as the case may be, may reasonably request.

11.5 Resolution of Disputes. If a dispute arises concerning or related to this Agreement or the transactions contemplated hereby, the parties agree to enter into good faith efforts to resolve the dispute at a meeting or meetings in which a senior official or officials with decision-making power shall participate. The purpose of such negotiations will be an honest effort to allow a corporate official of each party to resolve the dispute prior to expensive and lengthy litigation. The parties shall have complete discretion as to what procedures shall be used and what agenda shall be discussed.

If the dispute cannot be resolved at such meeting or meetings of senior officials, the parties agree to submit the dispute to nonbinding mediation by a mediator mutually selected by the parties. If the parties are unable to agree upon a mediator, then the mediator shall be appointed by the American Arbitration Association. In any event, the mediation shall take place within thirty (30) days of the date a party gives the other parties written notice of its desire to mediate the dispute.

Any such meeting of senior officials or mediation shall be held as confidential by all parties and the parties hereto do commit themselves that they shall not disclose either the existence of such meetings or mediation or the content thereof. Any participation in or initiation of such meetings or negotiations shall not be deemed to be an admission of liability and no statement made or provided in or related thereto shall be construed as a statement against interest or otherwise disclosed or used in any proceeding involving the parties.

The parties agree not to file litigation (whether by original complaint, third party complaint or otherwise) before the completion of the meetings and mediation. In the event a party files litigation prior to the conclusion of such meetings and mediation, any other party may request the Court to grant a stay of the litigation while the parties attempt to settle the litigation through such meetings and mediation, and the party which has filed the litigation (i) agrees not to oppose such a stay, and (ii) shall be liable to the other parties for the reasonable attorney fees and expenses of the other parties incurred in seeking a stay of the litigation pending the conclusion of such meetings and mediation.

11.6 Assignment, Successors In Interest.

     (a) Assignment. Except with the prior written consent of other party hereto (which shall not be unreasonably withheld), no transfer or assignment by either party of any of its rights under this Agreement shall be made to any person or entity.

     (b) Binding Nature. This Agreement shall be binding upon the parties to this Agreement and their respective successors and assigns (whether or not permitted) shall inure to the benefit of the parties to this Agreement and their respective permitted successors and assigns (and to or for the benefit of no other person or entity, whether an employee or otherwise, whatsoever), and any reference to a party to this Agreement shall also be a reference to a successor or assign.

11.7 Construction. This Agreement is intended to be performed in the State of North Carolina and shall be construed and enforced in accordance with the laws of that State.

11.8 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11.9 Definition of Knowledge.

     (a) The term "knowledge," as applied to Buyer, shall mean the actual knowledge, after reasonable inquiry, of Eugene Murphy.

     (b) Except as may specifically be provided to the contrary herein, the term "knowledge," as applied to the Company, shall mean the actual knowledge, after reasonable inquiry, of the following individuals: Gerald W. Caughman, Dennis C. Williams, Ralph D. Smith, Vickie M. Thomas, Dana Perkins, Steve Roberts, Tony Leopard, Ricky Styles, William Smith, John Burns, William Cannon, Ralph Frankie Fox and David DeHart.

11.10 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms and provisions of this Agreement will nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party hereto. Upon any such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto will negotiate in good faith to modify this Agreement so as to affect the original intent of the parties as closely as possible in any acceptable manner to the end that the transactions contemplated by this Agreement are consummated to the extent possible.

11.11 Obligations of the Company. Whenever this Agreement requires a Company to take any action, such requirement shall be deemed to include an undertaking on the part of Sellers (prior to Closing) and on the part of Buyer (after Closing) to cause such Company to take such action.

11.12 Entire Agreement. This Agreement, which is deemed to include all exhibits, schedules and certificates delivered pursuant to the terms hereof, embodies the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, whether expressed or implied (collectively, "Prior Inducements"), by any officer, employee or representative of any party hereto with respect
thereto. Buyer and Sellers   acknowledge and agree that in entering into this
Agreement neither of them has relied upon any such Prior Inducements, and each agrees that it will not seek to initiate or maintain any suit, action, claim or defense based upon or arising out of any Prior Inducement.

11.13 Amendment; Waiver. This Agreement may be amended, and any provision hereof waived, but only in a writing signed by the party against whom such amendment or waiver is sought to be enforced. The granting of any waiver with respect to any failure to comply with any provision of this Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with any provision of this Agreement.

11.14 Headings. Headings and numbers have been set forth herein for convenience only and are not to affect the construction or be taken into consideration in interpreting this Agreement.

         IN WITNESS WHEREOF the parties have duly executed this Agreement as of the day and year first above written.

                              BUYER:

                              TRIGEN ENERGY CORPORATION


                              By:  /s/ James F. Lowry
                              Name:     James F. Lowry
                              Title:    Vice President

                              SELLERS:

                              CANAL INDUSTRIES, INC.

                              By:  /s/ Jeff M. Miller, III
                              Name:     Jeff M. Miller, III
                              Title:    Vice President and Treasurer

                              CHEMFIRST INC.

                              By:  /s/ R. M. Summerford
                              Name:     R. M. Summerford
                              Title:    Vice President

                                                       EXHIBIT A

          [FORM OF OPINION OF COUNSEL TO SELLERS]
               __________________ ,1998


Trigen Energy Corporation
One Water Street
White Plains, New York 10601

Ladies and Gentlemen:

     We have acted as counsel for Canal Industries, Inc., a South Carolina corporation, and ChemFirst Inc., a Mississippi corporation (collectively, the "Sellers"), in connection with the Stock Purchase Agreement (the "Purchase Agreement"), dated as of December 9, 1997, among the Sellers and Trigen
Energy Corporation, a Delaware corporation. Capitalized terms not defined herein have the meanings given them in the Purchase Agreement.

     This opinion is furnished to you pursuant to Section 7.2(b) of the Purchase Agreement concurrently with the closing of the transactions referred to in the introduction of Section 7.2.

     We have examined the Purchase Agreement and such corporate documents and records and certificates of public officials as we have deemed necessary or appropriate for the purposes of this opinion. We have relied as to factual matters upon certificates of officers of the Sellers and public officials. We have assumed (i) the authority and genuineness of all signatures of Persons (other than representatives of the Sellers) signing the Purchase Agreement and the other documents referred to therein, and other certificates and instruments,
(ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies, (iv) the legal capacity of natural Persons and (v) all requirements of the laws of any relevant jurisdiction (other than the laws of the United States, the laws of the State of North Carolina) and of any regulatory authority therein, applicable to the execution, delivery, performance and enforceability of the Purchase Agreement have been or will be duly complied with.

     Based on the foregoing, and subject to the assumptions and qualifications hereinafter set forth, it is our opinion that:

     1. The Company is duly incorporated and validly existing as a corporation in good standing under the laws of the State of North Carolina. Each Seller is validly existing as a corporation in good standing under the laws of the state of its incorporation.

     2. Each Seller has the corporate power to execute and deliver the Purchase Agreement and to consummate the transactions contemplated of such Seller thereunder.

Trigen Energy Corporation
_________________ , 1998
Page 2

     3. The execution, delivery and performance by each Seller of the Purchase Agreement and the performance of the transactions contemplated of such Seller thereunder have been duly authorized by the necessary corporate and shareholder action on the part of such Seller.

     4. The Purchase Agreement has been duly executed by each Seller and constitutes a valid and binding obligation of each Seller enforceable against each such Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and general principles of equity and public policy.

This opinion is subject to the following assumptions and qualifications:

     (a) Where an opinion is limited to or refers to our knowledge, we have undertaken to inform you of any matters that have come to the attention of the attorneys in our firm who have devoted substantive attention to the transactions referred to in this opinion, but we have undertaken no independent investigation with respect thereto.

     (b) We express no opinion regarding the enforceability of any provision relating to the (i) choice of law, (ii) the collection of attorneys' fees or
(iii) any requirement that waivers or amendments be made only in writing or that prohibit evidence of oral agreements from contradicting written documents.

     (c)The opinion set forth in paragraph 1 regarding the Company is based solely on the examination of the Certificate of Good Standing, dated _________, 199_ with respect to the Company and issued by the Secretary of State of the State of North Carolina.

     (d) Section 11.13 of the Purchase Agreement provides that a waiver by a party with respect to another party's failure to comply with any provision of the Purchase Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with any provision of the Purchase Agreement. We are unable to opine that the above-described provision would be enforceable under all circumstances unless the waiving party shall: (i) first provide written notice that subsequent failures to comply will not be accepted but will result in a default under the Purchase Agreement; and (ii) thereafter timely and diligently pursue its default remedies under the Purchase Agreement with respect to any such subsequent failures.

     (e) With respect to those matters regarding Mississippi and South Carolina law set forth in paragraphs (i) through (iv) above, we have relied solely upon the representations of the Sellers as set forth in the Purchase Agreement, and do not purport to opine on any matters in this opinion letter pertaining to Mississippi or South Carolina law.

     This opinion is limited to the federal laws of the United States of America, the laws of the State of North Carolina.

Trigen Energy Corporation
____________________, 1998
Page 3

     This opinion is delivered for your use only in connection with the transactions contemplated by the Purchase Agreement and may not be relied upon by you for any other purpose or by any other Person or entity for any purpose whatsoever without our prior written consent.

                              Sincerely,

                                                    EXHIBIT B

                [FORM OF OPINION OF COUNSEL TO BUYER]
                         _________________ ,1998


Canal Industries, Inc.
2431 Highway 501
Conway, South Carolina 29526

ChemFirst Inc.
700 North Street
Jackson, Mississippi 39202

Ladies and Gentlemen:

     I am general counsel for Trigen Energy Corporation, a Delaware corporation (the "Buyer"), in connection with the Stock Purchase Agreement (the "Purchase Agreement"), dated as of December 9, 1997, among the Buyer, Canal Industries, Inc., a South Carolina corporation, and ChemFirst Inc., a Mississippi corporation. Capitalized terms not defined herein have the meanings given them in the Purchase Agreement.

     This opinion is furnished to you pursuant to Section 7.3(b) of the Purchase Agreement concurrently with the closing of the transactions referred to in the introduction of Section 7.3.

     I have examined the Purchase Agreement and such corporate documents and records and certificates of public officials as I have deemed necessary or appropriate for the purposes of this opinion. I have relied as to factual matters upon certificates of officers of the Buyer and public officials. I have assumed (i) the authority and genuineness of all signatures of Persons (other than representatives of the Buyer) signing the Purchase Agreement and the other documents referred to therein, and other certificates and instruments, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic original documents of all documents submitted to us as certified, conformed or photostatic copies, (iv) the legal capacity of natural Persons and
(v) all requirements of the laws of any relevant jurisdiction (other than the laws of the United States, for purposes of paragraphs 1, 2 and 3 and the "due execution" opinion in paragraph 4, the laws of the State of Delaware) and of any regulatory authority therein, applicable to the execution, delivery, performance and enforceability of the Purchase Agreement have been or will be duly complied with.

     Based on the foregoing, and subject to the assumptions and qualifications hereinafter set forth, it is my opinion that:

     1. The Buyer is duly incorporated and validly existing as a corporation in good standing under the laws of the State of Delaware.

Trigen Energy Corporation
_________________ , 1998
Page 2

     2. Each Buyer has the corporate power to execute and deliver the Purchase Agreement and to consummate the transactions contemplated of it thereunder.

     3. The execution, delivery and performance by each Buyer of the Purchase Agreement and the performance of the transactions contemplated of it thereunder have been duly authorized by the necessary corporate and shareholder action on the part of the Buyer.

     4. The Purchase Agreement has been duly executed by the Buyer and constitutes a valid and binding obligation of the Buyer enforceable against each the Buyer in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and general principles of equity and public policy.

This opinion is subject to the following assumptions and qualifications:

     (a) Where an opinion is limited to or refers to my knowledge, I have undertaken to inform you of any matters that have come to my attention, but I have undertaken no independent investigation with respect thereto.

     (b) I express no opinion regarding the enforceability of any provision relating to the (i) choice of law, (ii) the collection of attorneys' fees or
(iii) any requirement that waivers or amendments be made only in writing or that prohibit evidence of oral agreements from contradicting written documents.

     (c) Section 11.13 of the Purchase Agreement provides that a waiver by a party with respect to another party's failure to comply with any provision of the Purchase Agreement shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure to comply with any provision of the Purchase Agreement. I am unable to opine that the above-described provision would be enforceable under all circumstances unless the waiving party shall: (i) first provide written notice that subsequent failures to comply will not be accepted but will result in a default under the Purchase Agreement; and (ii) thereafter timely and diligently pursue its default remedies under the Purchase Agreement with respect to any such subsequent failures.

     This opinion is limited to the federal laws of the United States of America, and, with respect to paragraphs 1, 2 and 3 and the "due execution" opinion in paragraph 4, the laws of the State of Delaware.

     This opinion is delivered for your use only in connection with the transactions contemplated by the Purchase Agreement and may not be relied upon by you for any other purpose or by any other Person or entity for any purpose whatsoever without our prior written consent.

                                   Sincerely,

                                             EXHIBIT C

                    NONCOMPETITION AGREEMENT

     NONCOMPETITION AGREEMENT (this "Agreement") dated January _, 1998 (the "Closing Date"), among Trigen Energy Corporation, a Delaware corporation ("Purchaser"), Canal Industries, Inc., a South Carolina corporation ("Canal") and ChemFirst Inc., a Mississippi corporation ("ChemFirst").

                         RECITALS

     Pursuant to a Stock Purchase Agreement, dated December 9, 1997 (the "Stock Purchase Agreement"), the Purchaser has acquired all of the issued and outstanding shares of capital stock (the "Shares") of Power Sources, Inc., a North Carolina corporation (the "Company"), from Canal and ChemFirst (Canal and Chemfirst are referred to collectively herein as the "Sellers");

     Sellers acknowledge that by virtue of Sellers' ownership of all of the Shares, Sellers had access to, and became familiar with, various trade secrets and confidential business information of the Company, including without limitation, the Company's proprietary biomass combustion expertise, and steam production methodologies, the Company's proprietary knowledge of potential business opportunities and the Company's proprietary methodologies of assessing new business opportunities. Sellers have represented to Purchaser that they do not intend to compete with the business of the Company after the Closing Date. Sellers acknowledge that if Sellers were to compete with the business of the Company and to divert existing and future sources of business from the Company, the Purchaser and the Company would suffer irrevocable harm.

     The Sellers acknowledge that the covenants no to compete in this Agreement are materially significant and essential to the consummation of the transactions contemplated by the Stock Purchase Agreement.

     NOW, THEREFORE, as a material inducement to consummate the transactions contemplated by the Stock Purchase Agreement and for separate consideration set forth herein, the parties hereto agree as follows:

                         ARTICLE I
                         DEFINITIONS

     For purposes of this Agreement, and except as otherwise expressly provided, capitalized terms used herein but not defined herein shall have the meanings assigned to them in the Stock Purchase Agreement. In addition, the following terms shall have the following meanings:

     "Agreement" shall have the meaning given to that term in the introductory paragraph of this Agreement.

     "Canal" shall have the meaning given to that term in the introductory paragraph of this Agreement.

     "Chemfirst" shall have the meaning given to that term in the introductory paragraph of this Agreement.

     "Company shall have the meaning given to that term in the recitals of this Agreement.

     "Restricted Period" shall have the meaning given to that term in Section
3.1.

     "Sellers" shall have the meaning given to that term in the recitals of this Agreement.

     "Shares" shall have the meaning given to that term in the recitals of this Agreement.

     "Stock Purchase Agreement" shall have the meaning given to that term in the recitals of this Agreement.

     "Territory" means the States of Alabama, Arkansas, Delaware, Georgia, Florida, Kentucky, Louisiana, Maryland, Mississippi, Missouri, North Carolina, South Carolina, Tennessee, Texas, Virginia and West Virginia.

                         ARTICLE II
               PAYMENT FOR COVENANT NOT TO COMPETE

     As consideration for the covenants and obligations of the Sellers under this Agreement, the Purchaser agrees at the Closing to pay to the Sellers the amounts shown on Schedule I attached hereto, in accordance with the payment instructions set forth thereon.

                         ARTICLE III
                         NONCOMPETITION

     3.1 Noncompetition.

     (i) Each Seller agrees that during the period beginning on the date hereof and ending on [Anniversary of date of Agreement], 2013 (the "Restricted Period"), it will not within the Territory, directly or indirectly, as an owner, partner, shareholder, joint venturer, consultant, principal, trustee, licensor or licensee, engage in the business of generating for, or providing to, industrial users steam or power generated from biomass fuels. The foregoing restriction shall not be construed to prohibit the mere ownership by a Seller of equity interests representing less than a 5% interest in the issuer of any securities traded in the over the counter market or listed on any national securities exchange.

     (ii) Each Seller agrees that during the Restricted Period it will not, directly or indirectly, provide steam or power generated from biomass fuels to any entity that was a customer of the Company during 1996 or 1997.

     (iii) Each Seller agrees that during the Restricted Period it will not, directly or indirectly, solicit or entice away, or endeavor to solicit or entice away, from the employment of the Company or the Purchaser, any person who was an employee of the Company on or prior to the date hereof.

     3.2  Covenants Reasonable.

     Sellers agree that the covenants provided for in this Agreement, including the term and the geographical area encompassed herein, are necessary and reasonable in order to protect the Purchaser and the Company in the conduct of their businesses and the utilization of the trade secrets, confidential business information and other assets, tangible and intangible, of the Company.

     3.3 Violation Of Covenants.

     If Sellers violate or threaten to violate any of the covenants contained in this Agreement, Sellers agree and acknowledge that such violation or threatened violation will cause irreparable injury to the Purchaser and the Company, that the remedy at law for such violation or threatened violation will be inadequate and that the Purchaser and/or the Company will be entitled to injunctive relief (which relief may include but shall not be limited to restraining Sellers from engaging in any activity which would breach this Agreement), without the necessity of proving actual damages. In connection with such injunctive relief, Sellers agree that the Purchaser or the Company shall be entitled to a temporary restraining order, preliminary injunction and/or permanent injunction for such period as the court may deem reasonable pending a hearing on the merits of the controversy. However, no remedy conferred by any of the specific provisions of this Agreement is intended to be exclusive of any other remedy, and each and every remedy shall be cumulative and in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute or otherwise. The election of any one or more remedies by the Purchaser or the Company shall not constitute a waiver of the right to pursue other available remedies.

     3.4  Severability.

     If any provision of this Agreement or the application of any such provision shall be held by a court of competent jurisdiction to be prohibited or unenforceable in any jurisdiction, such provision shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability. The remaining provisions of this Agreement shall otherwise remain in full force and effect and any such prohibition or unenforceability in any jurisdiction. If any court determines that any provision of this Agreement, is not enforceable because of the duration of such provision or the geographic extent thereof, the parties hereby consent and agree to the reduction by such court of the duration or geographic extent of such provision to the maximum extent enforceable and, in its reduced form, such provision shall then be enforceable and shall be enforced.

                         ARTICLE IV
               REPRESENTATIONS AND WARRANTIES OF THE SELLERS

     Each Seller represents and warrants to the Purchaser as follows:

     4.1 Incorporation. The Seller is a corporation duly organized, validly existing, and in good standing under the laws of the state of its incorporation and has all corporate power and authority necessary to enter into this Agreement and to perform its obligations hereunder.

     4.2 No Conflict. The execution, delivery and performance by the Seller will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate of incorporation or other constitutive documents or by-laws of the Seller, (B) any order of any Governmental Entity or (C) any provision of any indenture, agreement or other instrument to which the Seller is a party or by which it may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default or give rise to increased, additional, accelerated or guaranteed rights of any person under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any lien upon or with respect to any property or assets owned by the Seller.

     4.3 Consents and Approvals. No consent or approval of, registration or filing with or any other action by any Governmental Entity or other person is or will be required in connection with this Agreement.

     4.4 Absence of Litigation. There is no litigation, action, claim, proceeding or governmental investigation pending or, to the knowledge of the Seller threatened against the Seller that could affect the Seller's ability to perform its obligations under this Agreement.

                         ARTICLE V
                         GENERAL

     5.1 Notices.

     All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given hereunder if delivered personally or mailed by certified mail or sent by written telecommunication (with a confirmation copy sent by regular mail), to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 5.1:

     If to the Purchaser, to:

     Trigen Energy Corporation
     Attention: General Counsel
     One Water Street
     White Plains, NY 10601-1009
     Fax: 914-948-9157

     If to the Sellers, to:

     Canal Industries, Inc.
     2431 Highway 501
     Conway, South Carolina 29526
     Attention: Chief Executive Officer

     ChemFirst Inc.
     700 North Street
     Jackson, Mississippi 39202
     Attention: Chief Financial Officer

     5.2 Amendments; Waivers.

     Any amendment or waiver to this Agreement must be in the form of a writing signed by both parties hereto. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

     5.3  Counterparts.

     This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     5.4 Assignability, Successors.

     No party thereto shall assign this Agreement or any part hereof without the prior written consent of the other party. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. Sellers acknowledge that the Company is a beneficiary of this Agreement.

     5.5  Entire Agreement.

     This Agreement contains the entire understanding of the parties with respect to the covenants contained herein and supersedes all prior agreements and understandings relating to the subject matter hereof.

     5.6 Governing Law.

     This Agreement shall be construed and governed in accordance with the laws of the State of Delaware, excluding its choice of law provisions.

     5.7  Waiver of Jury Trial.

     PURCHASER AND SELLERS HEREBY IRREVOCABLY WAIVE ANY RIGHTS THAT THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS OR ACTIONS OF ANY OF THEM RELATING HERETO.

     5.8  Sections and Subsection Headings.

     The headings of sections and subsections are for reference only and shall not limit or control the meaning thereof.

     5.9  No Implied Rights or Remedies.

     Except as otherwise expressly provided herein, nothing herein expressed or implied is intended or shall be construed to confer upon or to give any Person, firm or corporation, except the Purchaser, the Company and the Sellers, any rights or remedies under or by reason of this Agreement.

     5.10  Construction.

     The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed and delivered as of the date and year first above.

                         TRIGEN ENERGY CORPORATION


                         By:

                              Name:
                              Title:


                         CANAL INDUSTRIES, INC.


                         By:

                              Name:
                              Title:

                         CHEMFIRST, INC.


                         By:

                              Name:
                              Title:

Schedule I

A.  Consideration

Company                       Consideration
--------                      --------------
Canal Industries, Inc.        $6,667,000

ChemFirst Inc.                $5,000,000

B.  Accounts

Company                       Account
--------                      ---------
[Indicate bank accounts and all necessary wire transfer information]